Exhibit 10.2

Certain information has been excluded from this exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. [***] indicates that information has been redacted.

SentinelOne, Inc.
Separation and Release Agreement

SentinelOne, Inc. (“Company”) and Dave Bernhardt (“Employee”) (together, the “Parties”) enter into this Separation and Release Agreement (“Agreement”).

A.Employee is currently employed by Company and will separate from employment with Company effective on the date set forth in Section 1 below (“Separation Date”);
B.Employee is currently a participant under one or more equity incentive plans offered by Company or its affiliate (each, a “Plan” and collectively the “Plans”). The Plans and related agreements entitle eligible participants to certain rights upon the terms set forth in the applicable Plan, but eligibility under such Plan terminates if the employee separates from employment.
C.Employee previously signed a Change in Control and Severance Agreement dated May 28, 2021 (“Prior Agreement”);
D.Employee desires to receive certain severance benefits under this Agreement and also to provide limited consulting services to Company as provided in Exhibit C; and
E.Company and Employee wish to specify the terms upon which Employee will receive compensation in connection with such consulting services and the separation from employment, and, in connection therewith, Employee will agree to release Company from any claims as provided in this Agreement;

In consideration of the recitals above (which are incorporated by reference) and the mutual promises made in this Agreement, the Parties agree as follows:

1)Separation of Employment. Employee’s last day in the office will be September 11, 2024, and Employee’s access to Company systems will be restricted thereafter by the Company. Employee’s last day of employment with the Company is September 30, 2024 (“Separation Date”).

2)Consideration; Expenses. Company has provided Employee all compensation and benefits that Employee has earned, including any bonus payments; if any wages are owed for Employee’s final pay period or unused accrued vacation (if any), those wages, less applicable deductions and withholding, will be paid on the next pay day or an earlier date as required by applicable law. Provided that Employee signs this Agreement and a second release agreement provided by the Company on the Consulting Termination Date, returns each to Company pursuant to their respective terms, and does not revoke acceptance, and subject to all conditions in the Prior Agreement, Company will provide Employee the following:

a)a one-time cash severance payment contemplated by Section 3(a) of the Prior Agreement, which is equivalent to the sum of six months of your base salary, an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the Separation Date pursuant to Consolidated Omnibus Budget Reconciliation Act for a period of six months (less applicable withholdings and deductions), and an amount equal to a pro-rata portion of your annual bonus for fiscal year 2025 through December 31, 2024, assuming achievement at target levels, less applicable deductions and withholdings (“Severance Payment”). The Severance Payment will be paid in a cash lump sum payment no later than the first regular payroll date occurring after the 60th day following December 31, 2024, which is the consulting termination date).

b)as approved by the Company’s Compensation Committee, twelve (12) months of accelerated vesting of each of Employee’s outstanding time-based stock options or restricted stock units (“RSUs”) granted under the applicable Plan(s), to be effective as-of the first regular payroll date occurring after the 60th day following the Consulting Termination Date (“Vesting Acceleration”). All outstanding unvested stock options and RSUs will be canceled as of the Separation Date and Employee will have three months following the Separation Date to exercise any then-vested stock options. In addition, if the Company terminates the Employee’s service without Cause (as defined in the Prior Agreement) prior to the anticipated Consulting Termination Date, then the Employee shall remain eligible to receive the Vesting Acceleration described in this Section 1(b).

c)Company will enter into the Consulting Agreement with Employee attached as Exhibit C (“Consulting Agreement”). Through the Consulting Agreement, following the end of the Employee’s period of employment with the Company, the Company will retain Employee as a Consultant, subject to the terms of the Consulting Agreement. While the Consulting Agreement is expected to end on December 31, 2024, it may terminate earlier consistent with the terms of Exhibit C.

d)Employee acknowledges and agrees that (i) the Severance Payment and the Vesting Acceleration fully satisfy all obligations Company has to Employee under the Prior Agreement or otherwise. (ii) Company is not obligated to provide Employee with the Severance Payment or the Vesting Acceleration, except under this Agreement and the Prior Agreement; (iii) Company’s provision of the Severance Payment and the Vesting Acceleration to Employee, as well as Company’s agreement to enter into the Consulting Agreement, constitutes adequate consideration for Employee’s promises, waiver, and release in this Agreement; (iv) Company’s obligations under this Agreement are conditioned upon Employee entering into (and not revoking acceptance of) this Agreement; and (v) Employee’s entitlement to earn and retain the Severance Payment and the Vesting Acceleration and continue as a consultant is conditioned on Employee’s full compliance with this Agreement, Exhibit C, the Confidentiality Agreement (as defined in Section 9), and any other obligations of Employee to Company (“Ongoing Obligations”).

e)Employee is expressly permitted to offer consulting services to third parties so long as it does not violate the confidentiality, non-solicitation, and non-competition provisions in Section 8 through 10.
f)Employee represents and warrants that Employee has submitted for payment all expenses to be reimbursed by Company in accordance with Company’s expense reimbursement policies.

g)So long as Employee continues to provide services to Company under the Consulting Agreement (as determined by the Company in its sole discretion), Employee will receive the consideration set forth in the Consulting Agreement. Following termination of services under the Consulting Agreement (the “Consulting Termination Date”), all outstanding unvested stock options and RSUs will be canceled as of the Consulting Termination Date and Employee will have three months following the Consulting Termination Date to exercise any then-vested stock options. Employee further acknowledges that under applicable tax laws any incentive stock options outstanding as of the Separation Date will automatically be reclassified as non-qualified stock options after three months following the Separation Date and that the Employee, and not the Company, will be solely responsible for any tax consequences relating to such reclassification, including satisfaction of all applicable tax withholding requirements that become due upon exercise of the stock options.

3)Confidentiality.
a)Except as otherwise provided in this Agreement (including the protections in Section 5), Employee will hold in strictest confidence and not disclose, directly or indirectly, the existence of, reasons for, and terms of the Agreement to any person or entity. Notwithstanding the foregoing, Employee may disclose the terms of this Agreement to Employee’s attorneys, accountants, financial advisors, and governmental entities including a Government Agency (defined below) and insurers who have a reasonable need to know of such information or as necessary to enforce Employee’s rights under this Agreement; provided that in each case, Employee uses best efforts to ensure that the third party to whom such disclosure is made agrees to maintain the confidentiality of such information.

b)Except for such items as Employee is authorized in writing by Company’s Chief Legal Officer to retain, Employee represents, warrants, and covenants that Employee has returned to Company all of Company’s property, equipment, and all materials (including all copies thereof, whether or not in tangible form) and confidential and proprietary information of Company in Employee’s possession, custody, or control. If Employee has used any personally owned computer, server, or e-mail system to receive, store, review, prepare, or transmit any Company confidential or proprietary information, Employee has provided Company with a computer-useable copy of all such information and permanently deleted and expunged such information from those systems before executing this Agreement.

c)As part of this Agreement and in accordance with the Confidentiality Agreement (defined below), concurrent with the execution of this Agreement Employee will execute the Termination Certification attached to this Agreement as Exhibit A.

4)Acknowledgment and Release of Claims including Age Discrimination In Employment Act Waiver.

a)Employee agrees and understands that notwithstanding the receipt of the Severance Payments and the Vesting Acceleration under this Agreement, Employee’s participation in all benefits and incidents of employment ended on the Separation Date. Employee also acknowledges that except as expressly provided in this Agreement or as otherwise required by law, Employee will not have earned and will not receive from Company any additional compensation (including base salary, bonus, incentive compensation, equity, or vacation/PTO accrual), severance, or benefits after the Separation Date.

b)Employee acknowledges and represents that Employee has not suffered any discrimination, harassment, or retaliation by any of the Released Parties (as defined below) on account of Employee’s race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition, or any other characteristic protected by law. Employee acknowledges and represents that Employee has not been denied any leave, benefits, or rights to which Employee may have been entitled under the Family and Medical Leave Act or any state-law equivalent (including the California Family Rights Act for employees in California), or any other federal or state law, and that Employee has not suffered any job-related wrongs or injuries for which Employee might still be entitled to compensation or relief. Employee certifies that Employee has not failed to report any work-related injuries or illnesses arising out of or in the course and scope of Employee’s employment with Company.

c)On behalf of Employee and Employee’s marital community, heirs, executors, representatives, and administrators, and assigns, Employee waives, releases, and discharges the Released Parties (as defined below) of and from any claim, duty, demand, liability, obligation, or cause of action, on an individual or representative basis, concerning any matters of any kind, character, or nature whatsoever, whether at law or in equity, now existing or ever having existed, whether currently known or unknown, suspected or unsuspected, arising from any acts, omissions, or facts that have occurred before the execution of this Agreement (collectively, “Released Claims”). This release is comprehensive and Released Claims include all claims (including claims to costs or attorneys’ fees), damages, causes of action, and disputes of any kind whatsoever, including claims for wages, incentive pay, reimbursements, employee benefits, leave, equity, stock, and damages arising under:
(i)any federal, state, or local law, regulation, or constitution dealing with employment, benefits, compensation, or discrimination such as those laws or regulations concerning discrimination, harassment, retaliation, or other unlawful conduct on the basis of race (including traits historically associated with race, such as hair texture and protective hairstyles), color, creed, religion, age, sex, sexual orientation (including gender expression/identity), pregnancy (including childbirth and related medical conditions), national origin, ancestry, citizenship, veteran status, military service or application for military service, marital or registered domestic partner status, disability or handicap, medical condition, genetic testing and information, HIV or AIDS status, possession of sickle cell or hemoglobin C trait, lawful use of lawful products, political affiliation, status as a domestic violence victim, testimony or assistance with hazardous chemicals proceedings or investigations, jury service, family, medical, and other protected leaves of absence, engaging in acts protected by public policy, National Guard service, background checks, criminal history, or any other characteristic protected by law, including claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Older Workers’ Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Nevada Fair Employment Practices Act, the Americans with Disabilities Act, and the civil rights and employment laws applicable to Employee’s country, state, county, or city of employment;
(ii)any federal, state, or local law, regulation, or constitution relating to termination rights or benefits (including the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act, and any state equivalent); and
(iii)any other basis for legal or equitable relief whether based on express or implied contract (including the Prior Agreement), Company plan, policy, or practice (including any securities plan), tort, statute, constitution, common law, or other legal or equitable ground, including claims of tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful, retaliatory, or constructive discharge, fraud, defamation, libel, slander, false imprisonment, and negligent or intentional infliction of emotional distress.
Employee also agrees Employee is releasing the Released Parties from any claim or claims

Employee might have for back wages, salary, vacation pay, draws, incentive pay, bonuses, commissions, or any and all other form of compensation. Employee not only releases and discharges the Released Parties from all claims Employee could make on Employee’s own behalf or on behalf of others, but also those claims that any other person or organization could make on Employee’s behalf, and Employee waives any right to recover any damage awards as a member of any class in a case alleging any claim against the Released Parties with respect to the Released Claims.
For the purpose of this Agreement, the term “Released Parties” means Company, its affiliates, parents, subsidiaries, joint ventures, and related companies (including Sentinel Labs, Inc.) and its and their present, former, and future successors and assigns, and all of its and their present, former, and future owners, directors, officers, shareholders, investors, members, managers, employees, agents, representatives, assigns, insurers, trustees, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and attorneys, both individually and in their representative capacities.
Employee does not release, and the term “Released Claims” does not include, any of the following: (a) claims for breach or enforcement of this Agreement, (b) claims that arise after execution of this Agreement (including claims challenging the validity of this Agreement under the Age Discrimination in Employment Act and Older Workers Benefits Protection Act),

(c) entitlement claims under ERISA for vested benefits arising under any applicable ERISA plan, (d) workers’ compensation or unemployment claims, or (e) any other claims Employee may not release as a matter of law under this Agreement (including a claim for indemnification under Section 2802 of the California Labor Code).

d)Employee acknowledges that Employee may have claims against the Released Parties of which, at the time of execution of this Agreement, Employee has no knowledge, and Employee acknowledges and expressly agrees that this Agreement is specifically intended to and does extend to any and all such claims, whether or not known, claimed or suspected. Accordingly, Employee hereby waives as to the Released Parties the benefits of Section 1542 of the California Civil Code (or any analogous law of any other state), which provides as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing a release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

e)Employee promises and agrees never to file any lawsuit against Company or any of the other Released Parties based on the Released Claims. Employee represents and warrants that Employee is the sole owner of any and all Released Claims that Employee may have and that Employee has not assigned, transferred, or otherwise disposed of Employee’s right or interest in any Released Claim.

f)Notwithstanding the above, Employee understands that this Agreement does not limit Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each, a “Government Agency”), except that Employee hereby waives Employee’s right to any monetary benefits in connection with any such claim, charge, or proceeding before any Government Agency to the extent allowed by applicable law (but this Agreement does not limit Employee’s right to receive a statutory award for information provided to the Securities and Exchange Commission).

g)ADEA Waiver. Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may now have or have had under the Age Discrimination in Employment Act (“ADEA”), as amended. Employee also acknowledges that the consideration given for the waiver and release herein is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that: (i) Employee’s waiver and release do not apply to any rights or claims that may arise after Employee’s execution of this Agreement; (ii) Employee has the right and is advised to consult with an attorney before executing this Agreement; (iii) Employee has 21 days from the date of this Agreement to execute this Agreement (though Employee is free to execute this Agreement before the 21st day) and may accept by sending the executed Agreement to ; (iv) Employee has seven days following Employee’s execution of this Agreement to revoke the Agreement, provided Employee has sent a letter to stating that Employee is revoking it no later than the end of the seventh day; (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by Employee, provided that Company has also executed this Agreement by that date; and (vi) this Agreement does not affect Employee’s ability to test the knowing and voluntary nature of this Agreement. The Parties agree that any revisions to this Agreement will not reset the applicable review period.

5.Protected Rights. Nothing in this Agreement (including Sections 3, 7, 8, and 9) is intended to or does restrict or impede Employee from (a) making disclosures as may be required or protected by law or legal process, including in connection with a government investigation or proceeding by any Government Agency or challenge related directly to the ADEA waiver in this Agreement, (b) disclosing Employee’s salary, wages, or other compensation paid to Employee while employed by Company, (c) disclosing or discussing information about unlawful or illegal acts in the workplace, including harassment, discrimination, retaliation, wage and hour violations, sexual assault, conduct that is recognized as against a clear mandate of public policy, or any other conduct that Employee has reason to believe is unlawful or illegal, or information relevant to investigation of such a claim, or (d) otherwise exercising protected rights to the extent that such rights cannot be waived by private agreement, or from complying with any applicable law, regulation, or valid order of a court of competent jurisdiction or an authorized Government Agency, provided that Employee’s compliance does not exceed the requirements of such law, regulation, or order. Additionally, nothing in this Agreement is intended to or will be interpreted to conflict with the Defend Trade Secrets Act or create liability for disclosures allowed under that Act. Employee is hereby notified of the following provisions of 18 U.S.C. § 1833(b):

(1)IMMUNITY.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2)USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret except pursuant to court order.

6.Injunctive Relief. In view of the nature of the right and goodwill, business reputation, and prospects of Company to be protected under Sections 3, 4, 7, 8, 9, and 10 of this Agreement, Employee understands and agrees that Company could not be reasonably or adequately compensated in damages in an action at law for Employee’s breach of Employee’s obligations thereunder. Accordingly, Employee specifically agrees that Company will be entitled to temporary and permanent injunctive relief to enforce the provisions of Sections 3, 4, 7, 8, 9, and 10 of this Agreement, and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief will not, however, diminish the right of Company to claim and recover damages in addition to injunctive relief.

7.Non-Disparagement. Employee will not engage in any conduct or make any statement (including through social media) that is in any way critical of, or disparaging to, or otherwise derogatory about the Released Parties or their operations, products, services, or business. Employee understands and agrees that the commitment in this paragraph constitutes a willing and voluntary waiver of Employee’s rights under the First Amendment of the United States Constitution and other laws. Nothing in this paragraph limits Employee’s protected rights as described in Section 5.

8.Non-Competition. To the fullest extent permitted under applicable law, Employee agrees that during his employment, and for a period of twelve (12) months immediately following the termination of his relationship with the Company for any reason, whether voluntary or involuntary, with or without cause, Employee will not engage in competition with the Company in the geographical location(s) where he was assigned to perform services for the Company or for which he conducted business for the Company. Employee acknowledges that the Company does business across the United States. For purposes of this Section, “engage in competition” means entering into the employ of, or rendering any services to, a competitor of the Company where Employee is performing or rendering the same or similar services to the services performed with the Company, whether in the capacity of principal, agent, partner, officer, director, employee, consultant, independent contractor, or the like. A “competitor of the Company” is any of the entities listed on Exhibit D hereto, together with their respective affiliated entities (including any parent or subsidiary entities) and any successors thereto. The prohibitions in this Section do not prohibit Employee from providing services to a former customer if he did not solicit the customer and the customer voluntarily terminated its services with the Company and voluntarily sought his services.

9.Solicitation of Employees. To the fullest extent permitted under applicable law, Employee agrees that during his employment, and for a period of twelve (12) months immediately following the termination of his relationship with the Company for any reason, whether voluntary or involuntary, with or without cause, he will not solicit any of the Company’s employees to leave their employment at the Company.

10.Solicitation of Customers. To the fullest extent permitted under applicable law, Employee agrees that during his employment, and for a period of twelve (12) months immediately following the termination of his relationship with the Company for any reason, whether voluntary or involuntary, with or without cause, he will not solicit, contact, call upon, or attempt to solicit or call upon, any customer of the Company for the purpose of selling products or performing services which are substantially similar in nature to, such that they actually compete with, the products or services he supported, sold to or performed for customers on behalf of the Company. This restriction shall apply only to any customer or prospective customer of the Company with whom Employee had contact, or any customer of the Company about whom Employee obtained Company Confidential Information. For purposes of this Section, “contact” means interaction between Employee and the customer which takes place to further a business relationship with, or perform services for, the customer. The prohibitions in this Section do not prohibit Employee from providing services to a former customer if he did not solicit the customer and the customer voluntarily terminated its services with the Company and voluntarily sought his services.

11.Cooperation. Subject to Section 5 regarding protected rights, Employee will do the following:
a.as requested by Company, cooperate with Company as needed and reasonably necessary after the Separation Date regarding matters arising out of or related to Employee’s service to Company;
b.not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Released Parties with respect to the Released Claims or otherwise against the Released Parties; and
c.immediately notify Company upon receipt of any such subpoena or court order in any such matter and furnish, within three business days of its receipt, a copy of such subpoena or other court order; if approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Released Parties, Employee will state no more than that Employee cannot provide counsel or assistance.

12.At-Will Employment, Confidential Information & Invention Assignment Agreement. Employee acknowledges and agrees that where applicable, such as paragraphs 8-10 above, this Agreement modifies the terms of the At-Will Employment, Confidential Information & Invention Assignment Agreement (“Confidentiality Agreement”) Employee signed (a copy of which is attached as Exhibit B), which will otherwise remain in full force and effect.

13.General.
a.Entire Agreement. This Agreement (including any Exhibits) and the Prior Agreement constitute the complete, final, and exclusive embodiment of the entire agreement between Employee and Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both Employee and a duly authorized officer of Company.
b.Governing Law. This Agreement will be governed by and construed in accordance with the internal substantive laws, but not the choice-of-law rules, of the State of Nevada applicable to agreements made and to be performed entirely within such state.
c.Assignment. This Agreement, and Employee's rights and obligations hereunder, are personal in nature and accordingly may not be assigned by Employee. Company may assign this Agreement and its rights, together with its obligations hereunder, in connection with any sale, transfer, or other disposition of all or substantially all of its assets or business, whether by merger, consolidation, or otherwise. In such event, the term “Company,” as used in this Agreement, will mean Company as defined above and any successor or assignee to the business or assets that by reason hereof becomes bound by the terms and provisions of this Agreement.
d.Counterparts and Construction. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the Parties. Execution of a facsimile copy, electronic signature, or PDF will have the same force and effect as execution of an original, and a facsimile signature, electronic signature, or PDF signature will be deemed an original and valid signature. The headings in this Agreement are for reference purposes only, are not part of this Agreement, and will not affect the construction of, or be taken into consideration in interpreting, this Agreement. The words “include,” “including,” and similar terms used in the Agreement will be construed as if followed by the words “without limitation.”

a.Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the provision will be deemed to be severable from the remainder of this Agreement and will not cause the invalidity or unenforceability of the remainder of this Agreement, which thereafter will be construed so as to continue to effect the purposes hereof, provided, however, that in such event the Parties agree to negotiate substitute valid and enforceable provisions that carry out, so far as reasonably possible, the Parties’ original intent in entering into this Agreement.

AGREED:

/s/ Dave Bernhardt
Dave Bernhardt Date September 10, 2024

/s/ Keenan Conder
By: Keenan Conder                    Date September 10, 2024
Title: Chief Legal Officer
SentinelOne, Inc.

EXHIBIT A

SENTINELONE, INC. TERMINATION CERTIFICATION

I certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, any other documents or property, or reproductions of any and all aforementioned items belonging to SentinelOne, Inc. (the “Company”). Notwithstanding the foregoing, I understand that I may keep a copy of the Employee Handbook and personnel records relating to me if previously provided.

I further certify that I have complied with all the terms of Company’s At-Will Employment, Confidential Information & Invention Assignment Agreement (the “Confidentiality Agreement”) signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others), as covered by the Confidentiality Agreement.

I understand that pursuant to the Confidentiality Agreement, and subject to its Protected Activity exclusion (as well as the Protected Rights provision of the Separation and Release Agreement to which this Exhibit A is attached), I am obligated to preserve, as confidential, all Company Confidential Information and Associated Third Party Confidential Information, including trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of Company or any of its employees, clients, consultants, or licensees.

After leaving Company’s employment, I will be employed by
in the position of .

Date:
Signature:
Name of Employee (typed or printed): Dave Bernhardt
Address for Notifications:

Exhibit B
Reference is made to the At-Will Employment, Confidential Information & Invention Assignment Agreement signed by Dave Bernhardt on September 2, 2020, a copy of which has been provided to Employee in conjunction with this Agreement

Exhibit C
CONSULTING SERVICES AGREEMENT
This Consulting Services Agreement (“Agreement”) is made and entered into by and between SentinelOne, Inc., a Delaware corporation with offices at 444 Castro St., Suite 400, Mountain View, CA 94041 and/or any of its subsidiaries (the “Company” or “SentinelOne”), and Dave Bernhardt (“Consultant”) (each of Company and Consultant, a “Party” and together, “Parties”). The Company retains Consultant as of the last date near the Parties signatures below (“Effective Date”) to perform the Services described on one or more Statements of Work (“SOW”) attached as appendices hereto from time to time (containing, at a minimum, the information detailed in the template SOW attached herein and marked Appendix A and executed in each case by both Parties), and Consultant is willing to perform such Services on terms set forth more fully below. In consideration of the mutual promises contained herein, the Parties agree as follows:
1.Services.
a.Services. Consultant agrees to provide to the Company the services specified in one or more SOWs (the “Services”) in accordance with and subject to the terms and conditions of this Agreement. At all times during the term of this Agreement, Consultant will be responsible for coordinating Consultant’s performance of the Services and maintaining a liaison with the Company contact person named in the applicable SOW, or such other person as the Company may designate from time to time in writing.
b.The Company will review the Services from time to time as to form, accuracy, performance, and/or completeness, as deemed necessary by the Company in its reasonable discretion. If the Company at any time determines that Consultant’s performance does not conform with its requirements or this Agreement, the Company may, at its option, require Consultant to correct or improve such Services by explaining to Consultant the nature of nonconformity in Consultant’s performance. Thereafter Consultant will work diligently to correct any defects and/or deficiencies within a reasonable time.
c.Consultant expressly acknowledges that the relationship intended to be created by this Agreement is a business relationship based entirely on the express provisions of this Agreement and that no partnership, joint venture, agency, fiduciary, or employment relationship is intended or created under this Agreement. Nothing in this Agreement will in any way be construed to constitute Consultant as a representative of the Company, but Consultant will perform the Services hereunder as an independent contractor.
d.Consultant acknowledges that Consultant may learn important Confidential Information (as defined below) in the context of performing the Services.
2.Consideration
a.Timesheets. If Services are provided at an hourly fee rate, then Consultant will submit to the Company, no later than the 5th business day following the completion of each calendar month a timesheet indicating billable hours worked (rounded to the nearest quarter of an hour) and the corresponding Services performed during the preceding month. If Services are provided at a fixed fee rate, then Consultant will submit to the Company periodical reports indicating the deliverables/milestone completed as the corresponding Services are performed. The Company’s authorized signature (with an accompanying date of signing) on the timesheet or reports will constitute acceptance of the quantity of hours or applicable deliverables/milestones indicated thereon. If the Company rejects a timesheet or acceptance form because Consultant’s performance of the Services is unsatisfactory to the Company, in Company’s reasonable judgment, then Consultant must immediately commence correcting all deficiencies caused by Consultant and diligently and with all due speed proceed toward completion and complete the correction at Consultant’s sole cost and expense. Consultant does not have to submit timesheets or invoices, as part of this Agreement.

a.Invoices. Invoices are not required for the currently contemplated Services. The Company reserves the right to require submission of invoices and, if that occurs, Consultant will invoice Services on a monthly basis unless otherwise set forth in the applicable SOW. Consultant will deliver all invoices to the Company’s contact person named in the applicable SOW, or such other person as the Company may designate from time to time in writing.
b.Expenses. Unless otherwise stated in a specific SOW, Consultant acknowledges and agrees that Consultant is solely responsible for the payment of all ordinary and necessary expenses associated with Consultant’s performance of the Services and agrees that Consultant will not seek reimbursement from the Company for the same.
c.Payment. For Consultant’s services performed under this Agreement, the Employee will receive the consideration set forth on Appendix A hereto.
3.Confidentiality.
a.“Confidential Information” means all trade secrets and confidential or proprietary information (under any applicable law), whether or not in writing, concerning the Company’s business that the Company has not released to the general public. Confidential Information may include corporate, customers, business, marketing, financial, operational, technological, and/or personnel information. Confidential Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.
b.At any time since the Engagement Date and thereafter, without the Company’s prior written permission, Consultant has not disclosed and will not disclose any Confidential Information to anyone outside of the Company, and Consultant has not used or permitted to be used, and will not use or permit to be used, any Confidential Information for any purpose other than the performance of the Services for or on behalf of the Company. All Confidential Information and the tangible embodiments thereof are the exclusive property of the Company. Consultant will cooperate with the Company and use best efforts to prevent the unauthorized disclosure or use of any and all Confidential Information. Upon a request by the Company, Consultant will deliver to the Company all copies of Confidential Information in Consultant’s possession, custody, or control. Consultant understands that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons that require the Company to protect or refrain from use of Confidential Information and agrees to be bound by the terms of such agreements.
c.Consultant must apply such standard of care as Consultant takes with respect to its own most sensitive confidential information to the protection of all Confidential Information, but in no event any standard less than a reasonable standard of care. Consultant will not make any copies of Confidential Information of the Company unless the same are previously approved in writing by the Company. Consultant must reproduce any of the Company’s proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original. If any Confidential Information is disclosed by the Consultant or its employees or agents in contravention of this Agreement, Consultant must immediately notify the Company of such impermissible disclosure and use best efforts to mitigate the effect of such disclosure. Without limiting its other obligations herein, Consultant will not copy, reproduce, transmit, store, or communicate by any means any Confidential Information found within SentinelOne’s Solutions (as defined in the SentinelOne Terms, such Confidential Information, “Service

Data”) that may become known to Consultant. Contractor must comply in all respects with the obligations of the Company under the Company’s Privacy Policy as available at https://www.sentinelone.com/privacy-policy/ with respect to Service Data. Contractor warrants that it will use commercially reasonable efforts to implement and maintain reasonable security measures to keep SentinelOne Data and other Confidential Information secure and protect SentinelOne Data and other Confidential Information against unauthorized or unlawful processing, accidental loss, destruction, or damage. These will include, at a minimum, reasonable security and encryption of all personal computers and other devices through which Confidential Information (including SentinelOne Data) is accessed and other security policies implemented or requested by the Company from time to time. The Company will have the option to conduct reasonable audits of these security measures at mutually agreed-upon times.
4.Compliance with Applicable Privacy Laws. In providing the Services, Consultant must comply with EU General Data Protection Regulation 2016/679 (“GDPR”) and any other applicable privacy laws and regulations, including without limitation, implementing commercially reasonable technical, physical, and organizational measures to protect the privacy, security, confidentiality, and integrity of Personal Information processed and/or stored by Consultant from unauthorized access, use, alteration, or disclosure. “Personal Information” means any information provided by Company to Consultant, or otherwise obtained by Consultant and provided to Company in connection with Services, and relating to an identified or identifiable natural person, whereby an identifiable natural person is one who can be identified, directly or indirectly, by particular reference to an identifier such as a name, an identification number, location data, an online identifier, or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural, or social identity of that natural person. Consultant and Company hereby agree that Company will be deemed the data controller and Consultant will be deemed the data processor of such Personal Information, as those terms are defined under GDPR.
5.Prior Agreements; no conflict. Consultant agrees that Consultant has not and will not, during the term of this Agreement, improperly use or disclose any proprietary information of any person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any. Further, Consultant acknowledges and agrees that the Company entered into this Agreement to retain Consultant to perform the Services personally and will be paid the sole compensation set forth in. Consultant will advise the Company at such time as any activity of either the Company or another business presents Consultant with a conflict of interest or the appearance of a conflict of interest. Consultant will take whatever action is requested by the Company to resolve any conflict which it finds to exist.
6.Ownership.
a.In the course of performing services for the Company since the Engagement Date, including under this Agreement, Consultant may (alone or jointly), create, conceive, or reduce to practice various materials, inventions, designs, developments, ideas, processes, techniques, know-how, trade secrets, images, and audio, written and/or visual works and other works of authorship (collectively “Work Product”). Consultant expressly acknowledges and agrees that all Work Product created and/or performed under this Agreement is and has been on a “work for hire” basis for the benefit, use and ownership of the Company, and Consultant acknowledges that Consultant has conveyed and assigned, and hereby does assign and transfer, and will assign and transfer to the maximum extent allowed by applicable law, to the Company and its successors and assigns any and all rights, title and interest in all such Work Product (whether or not patentable or copyrightable) that (a) relates to the business of the Company or any customer of the Company; (b) results from tasks assigned to Consultant by the Company and/or the Services; or (c) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (collectively, “Company-Related Work Product”), including, without limitation, all related copyrights, trademarks, patents, applications relating to such intellectual property rights, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

a.Unless expressly specified by the parties and expressly described in any SOW, it is assumed and expressly agreed that no pre-existing developments are included in any Company-Related Work Product, and Consultant hereby waives all claims to any rights whatsoever which Consultant may otherwise have or accrue in any Work Product and/or Company-Related Developments. To the extent expressly specified by Consultant that in the course of delivering the Service uses any pre-existing works, whether or not subject to Intellectual Property Rights, Consultant hereby grants the Company and its affiliates a perpetual, irrevocable, paid-up, royalty-free, nonexclusive, worldwide license (with the full right to sublicense directly, or indirectly through multiple tiers) to (A) copy, distribute, display, reproduce, perform, and create derivative works of, the pre-existing works (in whole or in part); and (B) use the pre-existing works, in whole or in part, for any purpose whatsoever.
b.This Agreement does not obligate Consultant to assign to the Company any work product which, in the reasonable judgment of the Company, is developed entirely on Consultant’s own time, does not relate to the Services or the Company’s business, and does not result from the use of Company resources. Further, this Agreement does not obligate Consultant to assign to Company any intellectual property rights that cannot be assigned under any applicable law.
c.Consultant represents and warrants that (i) the Services and deliverables provided hereunder will be provided in a professional, timely, complete and workmanlike manner in accordance with specifications detailed in the applicable SOW and other SentinelOne reasonable instructions and specifications; (ii) Consultant’s performance of the Services does not and will not violate or conflict with or result in a breach of any terms, conditions, duties or obligations Consultant has to any third party or any other rights of any third party; and (iii) Consultant’s performance of the Services does not and will not violate or conflict with or result in a breach of any terms, conditions, duties or obligations Consultant has to any third party or any other rights of any third party.
d.For purposes of this Agreement, “Third Party IP” means, all intangible proprietary rights and tangible embodiments thereof, including without limitation inventions, discoveries, designs, specifications, developments, methods, modifications, improvements, processes, know-how, techniques, algorithms, databases, computer software and code (including software and firmware listings, assemblers, applets, compilers, source code, object code, net lists, design tools, user interfaces, application programming interfaces, protocols, formats, documentation, annotations, comments, data, data structures, databases, data collections, system build software and instructions), mask works, formulae, techniques, supplier and customer lists, trade secrets, graphics or images, text, audio or visual works, materials that document design or design processes, or that document research or testing, schematics, diagrams, product specifications and other works of authorship owned by any third party. Consultant will not incorporate any Third Party IP into any Work Product without obtaining Company’s prior written consent. Upon receiving the consent described in the prior sentence, Consultant will be responsible for payment for, and entering into, appropriate agreements concerning such third party materials so as to grant SentinelOne (i) complete, exclusive and unlimited ownership rights in all Third Party IP, as incorporated within Work Product, or (ii) a perpetual, irrevocable, paid-up, royalty-free, nonexclusive, worldwide license to use, copy, distribute, transmit, display, perform, modify, create derivative works of, license and sublicense (through multiple tiers) and assign such Third Party IP, in whole or in part, including, without limitation, the right to add to, subtract from, arrange, rearrange, revise, modify, change and adapt the Third Party IP and any part or element thereof as necessary to fully exercise all ownership rights and fully exploit the Work Product.
e.Open Source Policy. [Intentionally deleted.] .

7.Enforcement of IP Rights. Consultant will cooperate fully with the Company, both during and after the term of this Agreement, with respect to the Intellectual Property Rights in Company-Related Work Product. Consultant will sign, both during and after the term of this Agreement, all applications and other documents (“IP Papers”), which the Company may deem necessary or desirable in order to protect its rights and interests. If the Company is unable, after reasonable effort, to secure Consultant’s signature on any such IP Papers, Consultant hereby irrevocably designates and appoints each current and future officer of the Company as Consultant’s agent and attorney-in-fact to execute any such papers on Consultant’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests.
8.Records; Reports. Consultant will keep the Company advised of progress in performing Services and maintain adequate and current records of all Deliverables and Company-Related Developments developed by Consultant since the Engagement Date and during the term of this Agreement, which records will remain the sole property of the Company at all times.
9.Publication. Without limiting any of Sections 1, 2, 5 or 6 above, at least 30 days before submission of any manuscript or abstract for publication or presentation containing information or data that might contain Confidential Information or be subject to any Company Intellectual Property Rights, Consultant will submit to the Company a draft of such publication in order to enable the Company to ascertain whether the information or data contain Confidential Information or is subject to Company Intellectual Property Rights. Consultant must cooperate with the Company, and, at the Company’s request, must delete from the materials any information or data designated by the Company.
10.Term and Termination.
a.This Agreement will commence on the later date indicated near the Parties’ signatures below (“Effective Date”), and will continue through December 31, 2024, unless earlier terminated under this Section 10; provided that this Agreement will automatically terminate if Consultant does not execute (and not revoke) and deliver a Separation and Release Agreement in the form acceptable to the Company (the “Separation Agreement”) by September 30, 2024.
b.The Company may, in addition to any other rights it may have at law or in equity, terminate this Agreement in writing immediately if any of the following occur: (i) Consultant refuses to or is unable to perform the Services as defined in Exhibit A; (ii) Consultant is in breach of any material provision of this Agreement, the Separation Agreement, or any other obligations Consultant has to the Company; (iii) Consultant engages in misconduct, dishonesty, fraud, or gross negligence related to the business of the Company; or (iv) Consultant is convicted of or enters a plea of nolo contendere to a felony or a crime involving fraud, embezzlement, or any other act of moral turpitude.
c.Consultant may terminate this Agreement upon 30 days’ written notice, a notice period which the Company may waive in its sole discretion. Upon termination, (i) the Company’s obligations under this Agreement will cease except for its obligation to pay for Services performed to Company’s satisfaction (if any) or reimburse Consultant for any approved expenses incurred, and (ii) Consultant’s obligation to perform Services will cease and Consultant’s remaining obligations under this Agreement, including with respect to confidentiality and intellectual property protections, will survive.
11.Independent Contractor. Nothing in this Agreement will in any way be construed to constitute Consultant as an agent, employee, or representative of the Company, but Consultant will perform the Services hereunder as an independent contractor and will report all compensation received by Consultant and pay all self-employment and/or other taxes thereon. Consultant also acknowledges that Consultant will not be eligible for any employee benefits (nor does Consultant desire any of them) and expressly waives any entitlement to such benefits, even if Consultant’s status with the Company is determined by a third party tribunal to be that of an employee. If such a determination is made, the Parties agree that the provisions of this Agreement, particularly those relating to confidentiality and intellectual property, will remain in full force and effect. Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company
(A) to pay withholding taxes or similar items or (B) resulting from Consultant’s being determined not to be an independent contractor.
12.Limitation of Liability. EXCEPT FOR BREACH OF SECTION 4 (COMPLIANCE WITH APPLICABLE PRIVACY LAWS), IN NO EVENT WILL EITHER PARTY’S TOTAL LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE GREATER OF THE FEES PAID OR PAYABLE BY SENTINELONE TO CONSULTANT FOR 12 MONTHS SERVICES FEES AT THE TIME OF THE EVENT OR EVENTS LEADING TO THE ALLEGED DAMAGES, OR $100,000 US. EXCEPT IN THE CASE OF BREACH OF SECTION 4 HEREIN, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY LOSS OF PROFITS, LOSS OF USE, LOSS OF REVENUE, LOSS OF GOODWILL, ANY INTERRUPTION OF BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF, OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OR IS OTHERWISE AWARE OF THE POSSIBILITY OF SUCH DAMAGES. MULTIPLE CLAIMS WILL NOT EXPAND THIS LIMITATION. THIS SECTION 12 WILL BE GIVEN FULL EFFECT EVEN IF ANY REMEDY SPECIFIED IN THIS AGREEMENT IS DEEMED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.
13.Assignment. The Contractor acknowledges and agrees that the Services to be performed under this Agreement are personal in nature and require unique expertise. Accordingly, Consultant agrees that neither this Agreement nor any right or interest hereunder may be assigned or transferred by Consultant without the prior written consent of the Company. Any attempted assignment, delegation, or transfer by a third party hereto in violation hereof will be null and void. This Agreement will be binding on and will inure to the benefit of the Company’s successors and assigns.
14.Miscellaneous. (i) The Parties each acknowledge that their respective employees retain important Confidential Information in the context of the Services performed herein, and (ii) the Parties agree that it would be impossible to measure and calculate the Company’s damages from any breach by Consultant of this Agreement, and accordingly they further agree that the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance without posting any bond or other security (and if the Company establishes a breach of this Agreement in any court of competent jurisdiction, the

Company will be entitled to reasonable attorneys’ fees associated with its enforcement of this Agreement); (iii) if any provision in this Agreement is found or held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement, which will remain in full force and effect (and in such event, a court of competent jurisdiction will substitute a valid and enforceable provision which it determines most nearly effects the Parties’ intent in entering into this Agreement; (iv) this Agreement may not be amended in any respect other than by written instrument executed by the Party against whom enforcement is sought; (v) the terms and conditions herein contained constitute the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending the same will be binding upon either Party hereto unless in a written document which expressly refers to this Agreement and which is signed by the Party to be bound thereby;
(vi) this Agreement will be governed by and construed in accordance with the internal laws of the State where the Consultant resides, without reference to its principles of conflict of laws, and the Parties hereby consent to personal jurisdiction of the state and federal courts situated in San Francisco, California for purposes of enforcing this Agreement; (vii) any notice hereby required or permitted to be given will be sufficiently given as of delivery if in writing and delivered in person, by facsimile transmission, electronic mail, overnight delivery service or first priority mail; (viii) unless mutually assented to in writing by both Parties, no waiver of any term or condition of this Agreement will be valid or binding on either Party or will constitute a future waiver of any such term or condition, and the failure of either Party to enforce or require performance of the other Party at any time of any of the provisions of this Agreement will in no way be construed to be a present or future waiver of such provisions or to affect the right of either Party to enforce each and every such provision thereafter; and (ix) this Agreement may be signed in one or more counterparts, and electronic and facsimile signatures will have the same legal effect as originals.

Intending to be legally bound, the Parties hereto have caused to be executed or executed this Consulting Services Agreement as of the Effective Date of October 1, 2024.

CONSULTANT: Dave Bernhardt    SentinelOne, Inc. or any of its
subsidiaries

Signature:    Signature:
Name (Print):    Name (Print):
Title: Consultant        Title:
Address:    Address: 444 Castro St., Suite400
    Mountain View, CA 94041
E-mail:    E-mail:

SS Number
(or other Tax ID)

Date:    Date:

APPENDIX A
SERVICES AND COMPENSATION

Name of Consultant: Dave Bernhardt
Engagement Date: October 1, 2024
SERVICES
Consultant will respond to questions during normal business hours and provide assistance to the Company as requested from time to time during the consulting engagement.

COMPENSATION
For Consultant’s services performed under this Agreement, the Consultant will receive an amount equal to prorated base salary per month, subject to applicable deductions and withholdings and payable based on Company’s regular payroll schedule.
Consultant will also continue to vest in Consultant’s outstanding stock options (including, for the avoidance of doubt, both incentive stock options (ISOs) and nonqualified stock options (NQs)) and restricted stock units (RSUs) granted under the applicable Company equity incentive plan(s) until the earlier of December 31, 2024 or the termination of Services under this Agreement. For the avoidance of doubt, any ISOs shall automatically become NSOs three months following the Consultant’s termination of employment with the Company.

Exhibit D
COMPETITORS OF THE COMPANY
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